Exhibit 10.26

THIRD AMENDMENT TO EMPLOYMENT CONTRACT

This THIRD AMENDMENT is made as of the 23rd day of January, 2007 (the “Effective Date”), between H. SHANE HAMMOND (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of December 1,2003, as amended on April 28, 2005 and November 29,2006 (the “Employment Contract”); and

WHEREAS, the RESX Technologies business is comprised of certain assets and obligations of TRX Technology Services, L.P. and TRX, Inc.; and

WHEREAS, Employee and the Company desire to further amend certain terms and provisions of the Employment Contract.

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.	Section 1 of the Employment Contract is further amended by deleting the second paragraph and replacing it with the following:

Duties and Responsibilities. Employee shall be employed as Executive Vice President of TRX, Inc., and President, RESX Technologies, reporting directly to the President of the Company. As Executive Vice President of TRX, Inc., Employee shall have day-to-day responsibilities related to the RESX Technologies business, in addition to any specific duties and responsibilities as assigned to him by the President of the Company. In addition, during the Term of this Employment Contract, Employee shall be responsible for preparing and submitting to the Company at least ninety (90) days prior to the end of the Company’s calendar year an annual budget and business plan for the upcoming calendar year. Said annual budget and business plan either shall be approved as submitted, or modified, revised, or amended by the Company and delivered to Employee as the annual budget and business plan during the applicable calendar year. Employee agrees that he will not take any action inconsistent with the annual budget or business plan, as approved by the Company. It is expressly understood and agreed, however, that all actions, responsibilities, and authority of Employee are, at all times, subject to the power and authority of the Company and its President to direct, review, alter, amend and modify such actions, responsibilities, and authority.

2.	Except as specifically amended herein, the Employment Contract as previously amended shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

EMPLOYEE:

/s/ H. Shane Hammond
H. Shane Hammond

COMPANY:
TRX, INC.

/s/ Norwood H. Davis, III
Norwood H. Davis, III
President & CEO